MUTUALBANK

Executive Variable Compensation Plan

INTRODUCTION

MutualBank recognizes that the achievement of strategies and goals will determine organizational excellence.  The responsibility for this task lies directly with the Executives of MutualBank.  This Executive Variable Compensation Plan is intended to incent all Executives to achieve desired earnings performance.  The achievement of desired earnings will require strategic thinking, dedicated effort, a commitment to long-term success and a sincere desire to achieve through teamwork.

GOALS

•	Ensure all Executive’s activities are consistent with the strategic performance goals of MutualBank.

•	Achieve the earnings objective set forth in the MutualBank Strategic Plan.

•	Enhance the level of teamwork throughout the Bank.

•	Reward success, encouraging individual commitment to goal achievement.

•	Maintain competitive pay practices for all Executives.

All Executive Variable Compensation Plan objectives are designed to stretch the capabilities of participants.  The achievement of these goals will have significant impact on the success of MutualBank.

ADMINISTRATIVE GUIDELINES

ESTABLISHMENT AND ADMINISTRATION:

The Board of Directors establishes this Executive Variable Compensation Plan (Plan).  This Plan is administered by the Compensation Committee, and the Board will provide oversight.  The Board expressly reserves the right to modify, repeal or discontinue this Plan at any time.

EFFECTIVE DATE OF PLAN:

This Plan shall remain in effect until modified, repealed or discontinued.  The Plan is implemented for a performance period of each fiscal year.

ANNUAL GOALS AND PERFORMANCE MEASUREMENT

For each performance period, the Compensation Committee establishes goals for the Bank to attain specific Earnings Per Share (EPS) objectives during that period.  It also establishes the range of potential payments to participants calculated as a percentage of annual salary, depending on the EPS goal met during each performance period.  Each participant’s payment will be determined by the Bank’s achievement of the EPS objectives established by the Compensation Committee and will be specific to the individual.

QUALIFICATION FOR VARIABLE COMPENSATION PAYMENT:

Participants must be employed at the end of each performance period in order to receive any variable compensation payment under the Plan.  Participation in this Plan does not constitute a contract of employment.  Any participant terminated for cause or resigning for cause prior to payment of variable compensation will be ineligible.  A participant with a performance rating of below expectations for a period of more than sixty consecutive days will not qualify for variable compensation payment for that period of time.

VARIABLE COMPENSATION PAYMENT CALCULATION:

A participant's variable compensation payment will be calculated based on a percentage of the total of bi-weekly salary payments only.

RETIREMENT/ABSENCE/DEATH:

In the event of retirement or death, a participant's variable compensation payment will be calculated based upon the amount of time actively worked during the performance period.  If a participant is absent from work for a period of more than sixty consecutive days, payment will be calculated based upon the amount of time actively worked during the performance period.

VARIABLE COMPENSATION DISTRIBUTION:

Variable compensation payments shall be paid as soon as may be feasible after the close of each fiscal year.  All payments are subject to income tax withholdings and are treated as "ordinary income" to each participant, and will be reported as income in the year the incentive payment is received.

METHOD OF VARIABLE COMPENSATION PAYMENT:

All payments will be paid as a deposit into a participant's direct deposit payroll account.  There are no provisions in this Plan for payments in property or equity of the Bank.

CLAWBACK PROVISION:

If in any event, variable compensation is paid based upon performance measurements that are subsequently deemed to be inaccurate due to misstatement or misrepresentation, all payments made based upon that error are to be repaid to the Company.